Exhibit 99.1

PROTECTION ONE ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2004 RESULTS

Company notes improved customer attrition rates, reduced leverage and completion of repurchase offer for senior subordinated debt

LAWRENCE, Kan., March 15, 2005 — Protection One, Inc. (OTCBB: PONN) today reported unaudited financial results for the fourth quarter and full year ended December 31, 2004.  In addition, the Company announced that all of its previously outstanding $29.9 million 13-5/8% senior subordinated discount notes have been repurchased pursuant to its recent repurchase offer.  The Company has reduced its total debt by $194.0 million, since December 31, 2003, as a result of the recently completed $120.0 million debt-for-equity exchange with affiliates of Quadrangle Group LLC, the Company’s lender under its credit facility and its majority owner, and the receipt of a $73.0 million November 2004 tax sharing agreement settlement from its former parent.

Richard Ginsburg, President and CEO, commented, “Protection One has now completed its restructuring, resulting in a 35% reduction of debt outstanding on December 31, 2003, a comparable reduction to our interest expense and a greatly strengthened financial foundation.  Coupled with our supportive ownership, we look forward to executing our business plan and restarting the company’s revenue growth.  Undoubtedly, 2004 was a transition year for the Company, with the change in majority ownership, settlement of the tax sharing agreement with our former parent, and an agreement to restructure the Company’s balance sheet.  With those events as a backdrop, we are particularly pleased we were able to deliver a strong improvement in the operations of the business in 2004, particularly customer attrition.”

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Financial Results

The Company’s unaudited financial results for fiscal 2004 include a $285.9 million non-cash charge against income in the first quarter of 2004 to establish a valuation allowance for non-realizable deferred tax assets resulting from the sale of the Company, which ended the Company’s participation in a consolidated tax group with its former parent company.  In addition, the Company’s unaudited share and per share amounts reflect the previously reported one-share-for-fifty-shares reverse stock split completed in February 2005.

Fourth Quarter 2004 Results

Revenues for the fourth quarter ended December 31, 2004 were $67.3 million, compared to $68.3 million for same period in 2003, a decrease of 1.4%, primarily because of lower monitoring and related revenues from the Company’s customer base.

Total cost of revenues increased to $26.2 million in the fourth quarter of 2004 from $25.5 million in 2003, an increase of 2.7%, largely due to higher amortization of previously capitalized customer creation costs.

Total operating expenses for the fourth quarter of 2004 increased to $50.2 million from $45.5 million in the same period of 2003, a 10.5% increase, primarily due to employee retention and professional advisory expenses associated with the restructuring of the Company’s balance sheet.

The net income for the quarter ended December 31, 2004 was $18.7 million, or $9.53 per share, compared to a net loss of $(8.4) million, or $(4.30) per share, for the quarter ended December 31, 2003.  Fourth quarter net income in 2004 includes a $39.0 million tax benefit, or $19.83 per share, from the $73.0 million settlement of the tax sharing agreement with our former parent company, which resulted in a partial reversal of the valuation allowance for deferred tax assets established in the first quarter of 2004.

Protection One’s annualized customer attrition rate during the fourth quarter of 2004 was 7.6% compared to 9.1% during the comparable period in 2003, reflecting lower attrition in the Company’s Protection One Monitoring reporting unit.  The annualized customer attrition rate for the Company’s

Network Multifamily reporting unit during the fourth quarter of 2004 was 7.1% compared to 6.5% in 2003.

Reflecting the one-share-for-fifty-shares reverse stock split, the weighted average number of outstanding shares during the fourth quarter of 2004 was 1,965,654, compared to 1,964,235 during the same period in 2003.

Fiscal Year 2004 Results

Revenues for the year ended December 31, 2004 were $269.3 million, compared to $277.1 million for 2003, a decrease of 2.8%, primarily due to a decrease in the Company’s customer base.  This change in revenue compares favorably to the 4.6% rate of decrease in revenues from 2002 to 2003, with the improvement primarily due to improving attrition in fiscal 2004.

Total cost of revenues decreased to $101.6 million in 2004 from $102.2 million in 2003. This was primarily due to the cost of providing monitoring and related services decreasing by 4.9%, which was partially offset by a $3.3 million increase in amortization of previously deferred customer acquisition costs.

Total operating expenses for 2004 increased to $207.7 million from $189.5 million in 2003, a 9.6% increase.  This was primarily due to increased employee compensation and professional advisory expenses associated with the sale of the Company in the first quarter of 2004 and the restructuring of the Company’s balance sheet during the remainder of the year exceeding other operating expense reductions.

The net loss in 2004 was $(323.9) million, or $(164.78) per share, compared to $(34.4) million, or $(17.53) per share, in 2003.  As noted above, these results reflect a $285.9 million non-cash charge against income in the first quarter to establish a valuation allowance for non-realizable deferred tax assets.

The Company’s customer attrition rate during 2004 was 7.8% compared to 9.0% during 2003, reflecting lower attrition in the Company’s Protection One Monitoring reporting unit.  That unit reported a customer attrition rate, excluding wholesale sites, of 12.9% for 2004 compared to 14.5% in 2003.  The customer attrition rate for the Company’s Network Multifamily reporting unit during 2004 was 6.4% compared to 5.8% in 2003.

Reflecting the one-share-for-fifty-shares reverse stock split, the weighted average number of outstanding shares during 2004 was 1,965,654, compared to 1,962,587 during 2003.  As of December 31, 2004, there were 1,965,654 shares outstanding, and as of March 14, 2005, reflecting the issuance of 16 million shares (on a post-reverse stock split basis) in connection with the $120 million debt-for-equity exchange, there were 18,198,571 shares outstanding.

Balance Sheet

The total debt outstanding as of December 31, 2004 was $505.8 million, compared to $547.4 million as of December 31, 2003, representing a decrease of 7.6%.  The Company had $201.0 million outstanding under its credit facility with Quadrangle as of December 31, 2004.

On February 8, 2005, as previously reported, the Company reduced the aggregate principal amount outstanding under the Quadrangle credit facility by $120.0 million in a debt-for-equity exchange.  In addition, the Company made a $3.0 million principal payment under the Quadrangle credit facility, further reducing this indebtedness to $78.0 million.  Finally, all holders of the Company’s outstanding 13 5/8% Senior Subordinated Discount Notes, with aggregate principal amount of $29.9 million, tendered their holdings on March 11, 2005 in response to the Company’s recent change of control repurchase offer.  As a result of these transactions, the Company has reduced its total debt by approximately $152.9 million compared to total debt outstanding of $505.8 million on December 31, 2004.

The Company’s cash and equivalents as of December 31, 2004 were $52.5 million compared to $35.2 million at the end of 2003.

Adjusted EBITDA

For the 2004 fiscal year, the Company achieved adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $87.8 million compared to $88.8 million in fiscal 2003.  The decrease in Adjusted EBITDA reflects lower monitoring and related revenues in fiscal 2004 compared to 2003, offset by a reduction of costs of monitoring and related revenues and general and administrative expenses (see Non-GAAP Reconciliations below for a reconciliation of Adjusted EBITDA to reported net loss and a discussion of certain uses and limitations related to Adjusted EBITDA).

Recurring Monthly Revenue

Recurring monthly revenue (RMR) as of December 31, 2004 was $19.9 million compared to $20.1 million as of December 31, 2003, a decrease of 1.0%.  This rate of decrease is an improvement over results achieved in recent years and reflects the Company’s substantial success in reducing attrition, while at the same time increasing its rate of new sales generation (see Non-GAAP Reconciliations below for a reconciliation of RMR to reported revenue).

Non-GAAP Reconciliations

Adjusted EBITDA

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization and other items) is used by management in evaluating operating performance and allocating resources, and management believes it is used by many analysts following the security industry.  This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as income (loss) before income taxes, or cash flow from operations.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company. For example, Adjusted EBITDA does not reflect historical or future interest expense, principal payments, changes in working capital needs, cash requirements for the replacement of certain assets that are being depreciated or amortized or for other capital expenditures, or certain event-related expenses such as change in control, debt restructuring, retention bonus or sale-related expenses.  Accordingly, EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.  See the table below for the reconciliation of Adjusted

EBITDA to consolidated income (loss) before income taxes. The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited. Management believes that presentation of a non-GAAP financial measure such as Adjusted EBITDA is useful because it allows investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner in addition to standard GAAP financial measures.  The following table provides a calculation of Adjusted EBITDA for each of the periods presented above:

	Year Ended December 31,
	2004	2003
	(Dollars in thousands)
Loss before income taxes	$(84,327)	$(51,905)
Plus:
Interest expense	44,398	40,101
Amortization of intangibles and depreciation expense	78,455	80,252
Amortization of deferred costs in excess of amortization of deferred revenues	21,542	17,027
Reorganization costs (a)	27,848	6,167
Less:
Other income	$(100)	$(2,829)
Adjusted EBITDA	$87,816	$88,813

(a)  Reorganization costs for 2004 includes change in control, debt restructuring and retention bonus expense and in 2003 includes retention bonus and sale related expense.

Recurring Monthly Revenue

The Company believes the presentation of recurring monthly revenue (RMR) is useful to investors because the measure is used by investors and lenders to value companies such as Protection One with recurring revenue streams.  Management monitors recurring monthly revenue, among other things, to evaluate the Company’s ongoing performance.  The table below reconciles recurring monthly revenue to revenues reflected on the consolidated statements of operations.

	Years Ended December 31,
	2004	2003
	(in millions)
Recurring Monthly Revenue at 12/31	$19.9	$20.1
Amounts excluded from RMR:
Amortization of deferred revenue	0.8	0.6
Other revenues (a)	1.7	2.1
Revenues (GAAP basis):
December	22.4	22.8
January – November	246.9	254.3

January – December	$269.3	$277.1

(a) Revenues that are not pursuant to monthly contractual billings.

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Protection One, one of the leading commercial and residential security service providers in the United States, provides monitoring and related security services to more than one million residential and commercial customers in North America and is a leading security provider to the multifamily housing market through Network Multifamily.  For more information about Protection One, visit www.ProtectionOne.com.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning.  Forward-looking statements may describe our future plans, objectives, expectations or goals.  Such statements may address future events and conditions concerning customer retention, debt levels, debt service capacity, revenue stabilization and stabilization of our customer account base.  Our actual results may differ materially from those discussed here as a result of numerous factors, including our significant debt obligations, net losses and competition.  See our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 for a further discussion of factors affecting our performance.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.